Exhibit 99.1

COTHERIX REPORTS THIRD QUARTER RESULTS

-Ventavis Third Quarter Revenue More than Doubles Second Quarter Levels -

South San Francisco, Calif., November 2, 2005. CoTherix, Inc. (Nasdaq: CTRX) today reported results for its third quarter ended September 30, 2005. Net product sales from the Company’s Ventavis® (iloprost) Inhalation Solution were $8.4 million, more than double second quarter 2005 levels. Ventavis is indicated for the treatment of pulmonary arterial hypertension (PAH), in patients with New York Heart Association Class III or IV symptoms (World Health Organization Group I).

Recent Accomplishments

•	Received approval from the U.S. Food and Drug Administration (FDA) for two supplemental New Drug Applications (sNDAs) that expand the Ventavis label. The first provided safety data regarding the tolerability and dosing of Ventavis in combination with Tracleer® (bosentan). The second allowed for the administration of Ventavis using the I-neb™, a hand-held, battery-operated inhalation device.

•	Respironics, Inc. received 510(k) device clearance from the FDA for the I-neb specifically for the delivery of Ventavis. It is anticipated that the device will be available to patients at the end of the year.

•	Announced plans to initiate the REVEAL Registry™ (Registry to EValuate Early And Long-term PAH disease management) to answer fundamental questions associated with the medical management of PAH. The clinical registry will be designed to aggregate information that physicians may use to optimize patient care.

•	Raised net proceeds of approximately $52.0 million through a follow-on offering, completed in October 2005.

•	Appointed Howard B. Rosen, currently Vice President, Commercial Strategy at Gilead Sciences, Inc., to the Company’s Board of Directors and Audit Committee.

“In addition to the outstanding response to Ventavis in the marketplace, this has been an extremely productive quarter for CoTherix on many fronts,” said Donald J. Santel, Chief Executive Officer of CoTherix, Inc. “We received two sNDA approvals and in October secured additional funding that will allow us to further take advantage of a number of clinical and marketing initiatives to further strengthen our position in this market.”

Financial Results

For the third quarter of 2005, the net loss was $6.2 million, or $0.26 per share, compared to a net loss of $13.6 million, or $10.92 per share, for the same period in 2004.

Cost of goods sold for the third quarter of 2005 was $4.0 million, or 48% of net product sales. This includes a $1.6 million write-down of certain Ventavis inventory and $225,000 of amortization of acquired product rights. The I-neb device is able to utilize a smaller ampule than the ProDose device and accordingly, the Company has written-down the estimated inventory costs of the larger ampule. Excluding the write-down, cost of goods sold was $2.4 million, or 29% of net product sales. Operating expenses, including cost of goods sold, were $15.0 million, compared to $13.7 million for the comparable period in 2004.

Selling, general and administrative expenses were $7.6 million for the third quarter of 2005 compared to $1.7 million in the same period in 2004. The increase was a result of sales and marketing activities related to the Ventavis launch and expansion of the employee base to support overall corporate growth, including the commercialization of Ventavis, the estimated costs to transition patients to the new inhalation device and the impact of CoTherix becoming a public company in October 2004.

Research and development expenses were $2.4 million during the third quarter of 2005 compared to $3.9 million in the third quarter of 2004. This decrease was attributable to higher 2004 costs to obtain regulatory approval for Ventavis, as well as higher clinical trial costs.

Amortization of employee stock-based compensation, a non-cash expense, totaled $1.0 million for the third quarter of 2005, compared to $1.1 million in the same period of 2004.

As of September 30, 2005, CoTherix had cash and cash equivalents and securities available-for-sale of $52.4 million. In addition, the Company raised approximately $52.0 million in net proceeds from a follow-on offering in October 2005.

Guidance Update

Due to the strong sales to date for Ventavis, the Company is increasing its revenue guidance for the fourth quarter and full year. The Company now expects net product sales for Ventavis to be between $8.0 million and $10.0 million for the fourth quarter, bringing total 2005 net sales to between $21.0 million and $23.0 million. At these projected revenue levels, the Company expects cost of goods sold for the fourth quarter to be in the range of 28% to 30% of net product sales and total fourth quarter operating expenses, including cost of goods sold, to be between $19.0 million and $21.0 million, lower than previously anticipated. Total cash and cash equivalents and securities available-for-sale, including approximately $52.0 million in net proceeds from the October 2005 follow-on offering, are now expected to be in the range of $97.0 million to $99.0 million at the end of 2005. We expect to announce financial guidance for 2006 in February at the time of our year-end announcement.

CoTherix’s management team will host a conference call to review its operating results for the third quarter of 2005 and financial guidance. A live webcast of the conference call on Wednesday, November 2, 2005 at 2:00 p.m. PT can be accessed by visiting the Investor Relations section of the Company’s website at www.cotherix.com. In addition, investors and other interested parties can listen by dialing domestic: (800) 309-2906, international: (706) 634-0903. The passcode for both domestic and international callers is 1901411. A replay of the conference call will be available until 5:00 p.m. PT on November 16, 2005 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291. The passcode for both domestic and international callers is 1901411. An archived webcast of the conference call will be available under the Investor Relations section of the Company’s website at www.cotherix.com.

About CoTherix, Inc.

CoTherix, Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases. CoTherix’s Ventavis® (iloprost) Inhalation Solution was approved by the FDA in December 2004 for the treatment of pulmonary arterial hypertension(PAH) in patients with NYHA Class III or IV symptoms (World Health Organization Group I). PAH is a highly debilitating and potentially fatal disease characterized by high blood pressure in the pulmonary arteries of the lungs, in patients with NYHA Class III or IV symptoms (World Health Organization Group I). Ventavis is an inhaled formulation of iloprost, a synthetic compound that is structurally similar to prostacyclins. CoTherix and the CoTherix logo and the REVEAL Registry are trademarks of CoTherix, Inc. Ventavis is a registered trademark of Schering AG, Germany and I-neb is a trademark of Respironics, Inc. More information can be found at www.cotherix.com and www.4Ventavis.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the anticipated availability of the I-neb handheld inhalation device, the initiation of the REVEAL Registry and its design, the use of proceeds from our October 2005 follow-on offering, and our market position. It also includes forward-looking statements regarding financial guidance on net product sales, cost of goods sold and total operating expenses for the quarter and full year, as well as expected levels of our cash and investments at the end of 2005. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. We can not guarantee that any product, device or expanded indication will receive FDA or other regulatory approval or that we will seek any such approval. Our actual results and other events could differ materially from our expectations. Factors that could cause or contribute to such differences include, but are not limited to, our ability to increase sales of Ventavis; development and approval of the use of Ventavis for additional indications or in combination therapy; PAH patient market size and market adoption of Ventavis by physicians and patients; delays in, and the success of, the commercial launch of the I-neb device; difficulties or delays in developing, testing, obtaining regulatory approval of, and producing and marketing any other products; competition from other pharmaceutical or biotechnology companies, and other factors discussed in the “Risk Factors” section of our Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 6, 2005.

CoTherix, Inc.

Condensed Statements of Operations

(All amounts in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Product sales, net	$8,412	$—	$12,898	$—

Operating expenses:
Cost of goods sold	4,011	—	5,632	—
Acquired product rights	—	7,000	—	7,150
Research and development	2,425	3,889	7,588	12,394
Selling, general and administrative	7,567	1,678	18,235	5,457
Amortization of employee stock-based compensation	1,014	1,126	3,088	6,584

Total operating expenses	15,017	13,693	34,543	31,585

Loss from operations	(6,605)	(13,693)	(21,645)	(31,585)
Interest income, net	445	95	1,097	267

Net loss	(6,160)	(13,598)	(20,548)	(31,318)

Accretion to redemption value of redeemable convertible preferred stock	—	(19)	—	(56)

Deemed dividend upon issuance of Series C redeemable convertible preferred stock attributable to common stockholders	—	—	—	(24,987)

Net loss attributable to common stockholders	$(6,160)	$(13,617)	$(20,548)	$(56,361)

Basic and diluted net loss per share attributable to common stockholders	$(0.26)	$(10.92)	$(0.89)	$(54.32)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	23,940,564	1,247,017	23,215,404	1,037,491

Reconciliation of GAAP cost of goods sold to pro forma cost of goods sold:		% of Product sales, net
GAAP cost of good sold	$4,011	48%
Less: Inventory write-down	(1,600)

Pro forma cost of goods sold	$2,411	29%

CoTherix, Inc.

Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)	(1)
ASSETS

Current assets:
Cash and cash equivalents	$24,173	$43,251
Securities available-for-sale, short-term	27,243	—
Accounts receivable, net	1,622	—
Inventory, net	1,171	—
Prepaids and other current assets	2,824	876

Total current assets	57,033	44,127

Securities available-for-sale, long-term	983	—
Restricted cash	95	144
Property and equipment, net	1,359	1,139
Acquired product rights, net	8,325	9,000

Total assets	$67,795	$54,410

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$8,649	$4,207
Accrued acquired product rights	—	9,000
Long-term liabilities	219	299
Total stockholders’ equity	58,927	40,904

Total liabilities and stockholders’ equity	$67,795	$54,410

(1)	The condensed balance sheet as of December 31, 2004 has been derived from the audited financial statements as of that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

Contact:

Anne Bowdidge

Senior Director of Investor Relations

650-808-6551